Exhibit 99

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Record Fiscal 2013 Second-Quarter Results
Strength Continues in Engineered Films and Applied Technology
Sioux Falls, SD-Aug. 21, 2012-Raven Industries, Inc. (NASDAQ: RAVN) today reported sales and earnings for its fiscal 2013 second quarter ended July 31, 2012.
The top-line trends Raven saw in the 2013 fiscal first quarter continued in the second quarter, with sales rising 13 percent to $101.7 million, from the previous year's second-quarter record of $90.3 million. Revenue growth was driven by strength in the Engineered Films and Applied Technology Divisions along with the addition of Vista Research revenues in Aerostar.
Raven's second-quarter net income was $11.5 million, or $0.32 per diluted share, versus fiscal 2012 second-quarter net income of $12.5 million, or $0.34 per diluted share. The 7 percent decrease stemmed from continued volatility in the company's Aerostar Division. All earnings-per-share amounts have been adjusted to reflect a two-for-one stock split effective July 25, 2012.
For the six months, sales reached $219.6 million, a 14 percent increase from last year's $191.9 million. First-half net income grew 9 percent to $30.6 million, or $0.84 per diluted share, from $28.2 million, or $0.77 per diluted share, in fiscal 2012.
“We continue to benefit from favorable market dynamics in agriculture and energy-and we're leveraging these trends to drive revenue gains in our Engineered Films and Applied Technology Divisions,” said Daniel A. Rykhus, president and chief executive officer. “Sales in these divisions continued at a record pace in the second quarter. Even though a difficult federal spending environment persisted, negatively impacting Aerostar's performance, we delivered a strong first half. The ability to do so once again highlights Raven's diversified model.”
Engineered Films Delivers Record Sales
For the second quarter, Raven's Engineered Films Division posted sales of $36.8 million, a 13 percent increase from $32.5 million in the fiscal 2012 second quarter. Operating income rose 29 percent to $6.8 million, from $5.3 million in the prior-year period. Both sales and operating income were at record levels for the second quarter of the year.
Said Rykhus, “We continue to see solid, sustainable growth in the energy and agricultural markets. Deliveries of geomembrane films for environmental protection were particularly strong in the second quarter, stemming from a reservoir project in Ohio. We anticipate that geomembrane films will be a rising part of our market mix for this division, due to the critical need to protect water and other environmental resources.

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Raven Industries Fiscal 2013 Second-Quarter Results
August 21, 2012

“Within Engineered Films we're enhancing margins and profitability through improved operating efficiencies and a more aggressive pricing strategy. While plant utilization rates continue to rise according to plan, we do have extrusion capacity to further grow this business-which we intend to do through R&D investments in new growth opportunities as well as enhancements to our existing product line,” Rykhus concluded.
Strength Abroad Drives Applied Technology
Sales in the company's Applied Technology Division grew 13 percent to $40.1 million, versus $35.4 million last year-a second-quarter record. Operating income was down 2 percent, to $12.9 million from $13.2 million. The bottom-line decrease was due to relatively higher sales of lower-margin products and higher investment in research, marketing and product development.
As previously disclosed, Raven realigned its Electronic Systems Division in the quarter. Approximately 75 percent of Electronic Systems' sales went to Aerostar in the fiscal second quarter and the balance to Applied Technology. All sales and operating income amounts reflect the realignment.
Said Rykhus, “International sales remained strong in the second fiscal quarter, particularly in Brazil and Canada, and comprised 27 percent of the division's revenues. As nations evolve their agricultural practices, they're rapidly adopting Raven's advanced guided steering systems that enhance farm yields and reduce operating costs. Domestically, we remain in a strong agricultural market, tempered by the ongoing drought conditions. Sales of guided steering systems, field computers and, in particular, application controls, reflect that strength.”
The company continues to cultivate and deepen relationships with key OEM partners-which expands market share and extends Raven's technology to a broader range of manufacturers. During the second quarter, Raven introduced SmarTrax 6, the newest version of Applied Technology's autosteering package. SmarTrax 6 continues to improve on line steering performance and simplifies calibration. Steering kits for SmarTrax 6 will work on more than 300 tractors and machine models.
Noted Rykhus, “We're committed to further product development in fiscal 2013. We recently held the Raven Innovation Summit at the Innovation Campus near Baltic, SD-our recently expanded research center dedicated to precision agriculture. In addition to sharing our latest product advances with customers, we were able to get their feedback and input. This kind of information is invaluable as we work to develop next-generation products.”
Volatility Continues to Impact Aerostar Growth
Aerostar's sales in the second quarter were $26.8 million versus $23.2 million in the previous year's second quarter, a 15 percent gain. Most of the increase came from the addition of Vista Research revenues and an increase in Electronic Systems' sales. Vista Research was acquired in January 2012. Aerostat sales declined $3.3 million, reducing overall second quarter profitability for this division. The division reported 32 percent lower operating income of $2.3 million, versus $3.4 million a year earlier.
“Our Aerostar Division has breakout potential, but it also is subject to significant variability due to federal spending. That's what we saw in the first fiscal quarter, and again in the second, as lack of aerostat orders impacted potential top-line gains,” said Rykhus. “We continue to manage the short-term responsibly, carefully monitoring discretionary spending, staffing levels and R&D. At the same time we're developing opportunities to add stability and mitigate volatility in the business, and ultimately drive longer-term growth.

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Raven Industries Fiscal 2013 Second-Quarter Results
August 21, 2012

“To that end, I'm pleased to report that we've had some recent success. At the end of the second quarter, Vista Research signed a $6 million contract with the US government to support and further explore applications of Vista's radar technology. We're also working with Vista on a number of other initiatives that would broaden our customer base. We see significant future potential with Vista, both here and overseas as we work to sell into new markets.”
Strong Cash Position Despite Increased Investments
At July 31, 2012, cash and investment balances were $44.1 million, down from $47.0 million a year ago. Increases in capital expenditures and the $12 million payment to acquire Vista Research, Inc., in the fourth quarter last year were partially offset by cash flows from operations. Accounts receivable increased to $49.9 million compared with $43.2 million at July 31, 2011. Inventories were $50.4 million, essentially unchanged from $50.2 million one year earlier. Average accounts receivable days outstanding remained consistent year-over-year while inventory turns declined slightly. First-half operating cash flows increased to $44.5 million from $26.3 million in the prior year.
Responsibly Managing the Short Term, Focused on Longer-term Opportunities
Said Rykhus, “We remain steadfast in our commitment: helping customers solve great challenges-hunger, safety, environmental protection and energy independence. As customer needs evolve and market dynamics vary, we embrace change, and have the flexibility to shift our operational focus and innovative drive to succeed as a business.
“Looking ahead, we continue to see positive trends in Applied Technology and, in particular, Engineered Films. For the near-term, Aerostar will continue to be impacted by order variability. We're looking to mitigate that with new customer initiatives that will expand the use of persistent surveillance technologies to border and other non-military applications. Given the company's year-to-date performance and challenging near-term outlook, reaching our long-term earnings growth target of 10-15 percent will be difficult in the current year, but not impossible. We continue to believe that we can reach our target longer term.”
Concluded Rykhus, “With mostly favorable market dynamics anticipated, we are focused on leveraging our market position, technology and differentiated products to build sales and income. Moreover, we're continuing to invest for the long term, expanding both our base of fixed assets and portfolio of product lines.”

Conference Call Information
Raven will host a conference call today, Tuesday, August 21, 2012, at 9:00 a.m. Central Time to discuss second-quarter performance. Analysts and investors are invited to join the conference call by dialing:
1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company's website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Tuesday, August 28, 2012. To access the replay, dial 1-855-859-2056 and enter conference ID: 78751693. A replay also will remain available on the company's website for 90 days following the call.
About Raven Industries, Inc.

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Raven Industries Fiscal 2013 Second-Quarter Results
August 21, 2012

Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets. Visit www.RavenInd.com for more information.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company's primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company's largest customers-any of which could adversely affect any of the company's product lines-as well as other risks described in the company's 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information
At the Company:	At Padilla Speer Beardsley:
Tom Iacarella, Vice President and CFO	Matt Sullivan
605-336-2750	612-455-1700
Thomas.Iacarella@ravenind.com	msullivan@padillaspeer.com

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Raven Industries Fiscal 2013 Second-Quarter Results
August 21, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2012	2011	Fav (Unfav)Change	2012	2011	Fav (Unfav)Change
Net sales	$101,674	$90,344	13%	$219,589	$191,885	14%
Costs of goods sold	71,610	62,214		148,390	130,819
Gross profit	30,064	28,130	7%	71,199	61,066	17%

Research and development expenses	3,564	2,374		6,964	4,617
Selling, general and administrative expenses	9,093	7,082		18,396	14,242
Operating income	17,407	18,674	(7)%	45,839	42,207	9%

Other (expense), net	(96)	(76)		(148)	(89)
Income before income taxes	17,311	18,598	(7)%	45,691	42,118	8%

Income taxes	5,743	6,137		15,100	13,941
Net income	11,568	12,461	(7)%	30,591	28,177	9%

Net income attributable to the noncontrolling interest	22	—		2	—

Net income attributable to Raven Industries, Inc.	$11,546	$12,461	(7)%	$30,589	$28,177	9%

Net income per common share: (a)
basic	$0.32	$0.34	(6)%	$0.84	$0.78	8%
diluted	$0.32	$0.34	(6)%	$0.84	$0.77	9%

Weighted average common shares: (a)
basic	36,343	36,224		36,318	36,214
diluted	36,565	36,430		36,545	36,428

(a) All weighted average shares and earnings per share amounts have been adjusted to reflect the two-for-one stock split effective July 25, 2012.

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Raven Industries Fiscal 2013 Second-Quarter Results
August 21, 2012

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2012	2011	Fav (Unfav)Change	2012	2011	Fav (Unfav)Change
Net sales (a)
Applied Technology	$40,071	$35,433	13%	$93,812	$77,453	21%
Engineered Films	36,785	32,459	13%	77,879	62,550	25%
Aerostar	26,845	23,245	15%	52,480	53,953	(3)%
Intersegment eliminations	(2,027)	(793)		(4,582)	(2,071)
Total Company	$101,674	$90,344	13%	$219,589	$191,885	14%

Operating income (loss) (a)
Applied Technology	$12,909	$13,236	(2)%	$34,959	$29,403	19%
Engineered Films	6,819	5,284	29%	15,998	9,413	70%
Aerostar	2,309	3,373	(32)%	3,751	9,774	(62)%
Intersegment eliminations	17	8		(62)	—
Total segment income	22,054	21,901		54,646	48,590
Corporate expenses	(4,647)	(3,227)	(44)%	(8,807)	(6,383)	(38)%
Total Company	$17,407	$18,674	(7)%	$45,839	$42,207	9%

(a) Effective June 1, 2012 the Company realigned the assets and team members of its Electronic Systems Division and deployed them into the Company's Aerostar and Applied Technology Divisions. The segment information presented for the three months and six months ended July 31, 2012 and 2011 reflect this realignment.

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Raven Industries Fiscal 2013 Second-Quarter Results
August 21, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	July 31	January 31	July 31
	2012	2012	2011
ASSETS
Cash and cash equivalents	$44,113	$25,842	$46,978
Accounts receivable, net	49,885	60,759	43,248
Inventories	50,389	54,756	50,249
Other current assets	7,373	6,202	5,741
Total current assets	151,760	147,559	146,216

Property, plant and equipment, net	73,189	61,894	48,011
Other assets, net	35,499	36,250	17,101
	$260,448	$245,703	$211,328

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$10,835	$16,162	$16,825
Accrued and other liabilities	25,082	24,484	17,145
Total current liabilities	35,917	40,646	33,970

Other liabilities	19,204	24,467	13,229
Shareholders' equity	205,327	180,590	164,129
	$260,448	$245,703	$211,328

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Raven Industries Fiscal 2013 Second-Quarter Results
August 21, 2012

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands) (Unaudited)

	Six Months Ended July 31,
	2012	2011
Cash flows from operating activities:
Net income	$30,591	$28,177
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,036	4,159
Other operating activities, net	7,835	(6,073)
Net cash provided by operating activities	44,462	26,263

Cash flows from investing activities:
Capital expenditures	(16,870)	(11,000)
Other investing activities, net	22	499
Net cash used in investing activities	(16,848)	(10,501)

Cash flows from financing activities:
Dividends paid	(7,618)	(6,509)
Other financing activities, net	(1,704)	62
Net cash used in financing activities	(9,322)	(6,447)

Effect of exchange rate changes on cash	(21)	100

Net increase in cash and cash equivalents	18,271	9,415
Cash and cash equivalents at beginning of period	25,842	37,563
Cash and cash equivalents at end of period	$44,113	$46,978

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